PROSPECTUS SUPPLEMENT
(To Prospectus dated October 23, 1996)

                                 $53,300,000
                        PRINCIPAL AMOUNT PLUS INTEREST

                              LIQUIDITY FACILITY
                                      OF
                        FGIC SECURITIES PURCHASE, INC.
                                IN SUPPORT OF

                            CITY OF TAMPA, FLORIDA
                        OCCUPATIONAL LICENSE TAX BONDS
                                 SERIES 1996A

Occupational License Tax Bonds
Series 1996A

Date of Variable Rate Bonds:  Date of Issuance      Due: May 1, 2027

     The Variable Rate Bonds will initially bear interest at an initial Weekly Rate for the first weekly period of (the "First Interest Period"); thereafter, until adjustment to a different type of rate period as the Issuer shall determine, all Variable Rate Bonds shall continue to bear interest at a Weekly Rate. The Variable Rate Bonds are subject to mandatory and optional tender and to redemption prior to maturity, as described herein. Payment of the purchase price equal to the principal of and up to 35 days' accrued interest at a maximum rate of 12% per annum on the Variable Rate Bonds tendered for purchase while in the Weekly Mode as described herein will be made pursuant and subject to the terms of the Liquidity Facility described herein provided by

                 FGIC SECURITIES PURCHASE, INC.

     The Liquidity Facility will expire on October 24, 2001 unless extended by FGIC Securities Purchase, Inc. for an additional five years upon notice to the Issuer two years prior to the scheduled expiration date, or sooner terminated in accordance with the terms thereof.

                                ------------------

    THESE  SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED BY  THE
      SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
         ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                                ------------------

     The obligations of FGIC Securities Purchase, Inc. under the Liquidity Facility (the "Obligations") are not being sold separately from the Variable Rate Bonds, which are being offered pursuant to a separate Official Statement. The Obligations are not severable from the Variable Rate Bonds and may not be separately traded. This Prospectus Supplement and the accompanying Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Variable Rate Bonds purchased by FGIC Securities Purchase, Inc.

                  --------------------------------------------

                              MERRILL LYNCH & CO


SMITH BARNEY, INC.                                RAYMOND JAMES & ASSOCIATES,
					                  INC.
                        DOUGLAS JAMES SECURITIES, INC.

          The date of this Prospectus Supplement is October 23, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE
PREVAIL  IN THE OPEN MARKET.   SUCH STABILIZING,  IF COMMENCED,  MAY BE
DISCONTINUED AT  ANY TIME.

                     DOCUMENTS INCORPORATED BY REFERENCE

     There is hereby incorporated herein by reference the Annual Report on Form 10-K for the year ended December 31, 1995 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 1996 and June 29, 1996 and the current report on Form 8-K dated June 28, 1996 of General Electric Capital Corporation ("GE Capital"), all heretofore filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), to which reference is hereby made.

                                 INTRODUCTION

     This  Prospectus  Supplement  is  provided  to  furnish  information on the obligations of FGIC Securities Purchase, Inc. ("FGIC-SPI" or the "Liquidity Provider") under the liquidity facility in support of $53,300,000 aggregate principal amount of Occupational License Tax Bonds, Series 1996 to be issued by the City of Tampa, Florida (the "Issuer" or the "City"), on or about October 24, 1996 (the "Variable Rate Bonds") pursuant Resolution No. 96-1902 adopted on October 17, 1996 by the City
Counsel of the  Issuer (the  "Bond Resolution").   FGIC-SPI will  enter into
a  Standby Bond  Purchase Agreement (the "Liquidity  Facility") with Bank of New York Trust Company, N.A. (the "Paying Agent"), pursuant to which FGIC-SPI will be obligated under certain circumstances to purchase unremarketed Variable Rate Bonds from the Holders thereof optionally or
mandatorily  tendering their  Variable Rate  Bonds for purchase.   In order
to obtain funds  to purchase  the Variable  Rate Bonds, FGIC-SPI  will enter into a Standby Loan Agreement with General Electric Capital Corporation ("GE Capital") under which GE Capital will be irrevocably obligated to lend funds as needed by FGIC-SPI to purchase Variable Rate Bonds. The obligations of FGIC-SPI under the Liquidity Facility will expire on October 24, 2001 unless extended by FGIC Securities Purchase, Inc. for an additional five years upon notice to the Issuer two years prior to the scheduled expiration date, or sooner terminated in accordance with its terms.


                   DESCRIPTION OF THE VARIABLE RATE BONDS

GENERAL

     The Variable Rate Bonds will be issued originally solely in book-entry form to The Depository Trust Company ("DTC") or its nominee, Cede & Co., to be held in DTC's book-entry only system. So long as the
Variable Rate Bonds are held  in  the  book-entry  only   system,  DTC  (or
a successor securities depositary) or its nominee will be the registered owner or holder of the Variable Rate Bonds for all purposes of the Bond Resolution, the Variable Rate Bonds and this Official Statement. See "Book-Entry Only System" below. Except as described under "Book Entry Only System" below, Beneficial Owners (as defined below) of the Variable Rate Bonds will not receive or have the right to receive physical delivery of certificates representing their ownership interests in the Variable Rate Bonds. For so long as any purchaser is the Beneficial Owner of a Variable Rate Bond, such purchaser must maintain an account with a broker or dealer who is, or acts through, a DTC Participant (as defined below) to receive payment of the principal or redemption price and purchase price of and interest on such Variable Rate Bond. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form.

     The Variable Rate Bonds are issuable as fully registered bonds in Authorized Denominations of (i) $100,000 or any integral multiple of $5,000 in excess thereof with respect to any Variable Rate Bond in the Unit Pricing Mode; (ii) $100,000 or any integral multiple thereof with respect to any Variable Rate Bond in Daily Mode or the Weekly Mode; and (iii) $5,000 or any integral multiple thereof with respect to any Variable Rate Bond in the Term Rate Mode or Fixed Rate Mode.

     Each Variable Rate Bond shall be dated the date of authentication thereof and shall bear interest, at the rate determined as described below, from the Interest Payment Date next preceding the date of authentication, unless such date of authentication is prior to the first Interest Payment Date, in which event such Variable Rate Bond shall bear interest from date of original authentication and delivery of the Variable Rate Bonds until the entire principal amount of such Variable Rate Bond is paid; provided, that if, at the time of authentication of any Variable Rate Bond, interest is in default or overdue thereon, such Variable Rate Bond shall bear interest from the date to which interest has previously been paid in full or made available for payment in full.

     The term "Record Date" is defined in the Bond Resolution to mean with respect to Variable Rate Bonds (i) in the Unit Pricing Mode and the Weekly Mode, the day (whether or not a Business Day, next preceding each Interest Payment Date; (ii) in the Daily Rate Mode, the last day of each month (whether or not a Business Day) and (iii) in the Term Rate Mode or Fixed Rate Mode, the fifteenth (15th) day (whether or not a Business
Day) of the calendar month next preceding each Interest Payment Date. The term "Business Day" as used herein is defined in the Bond Resolution as a day on which any Paying Agent, the Remarketing Agent, the Liquidity Provider, the Rate Cap Provider or banks or trust companies in New York, New York, are not authorized or required to remain closed and on which the New York Stock Exchange is not closed.

     Interest on Variable Rate Bonds in the Unit Pricing Mode, Daily Mode or Weekly Mode will be calculated on the basis of a 365/366 day year for the actual number of days elapsed. Interest on Variable Rate Bonds in the Term Rate Mode or Fixed Rate Mode will be calculated on the basis of a 360-day year composed of twelve 30-day months. The interest rates for Variable Rate Bonds contained in the records of the Paying Agent shall be conclusive and binding upon the City, the Remarketing Agent, the Liquidity Provider and the Beneficial Owners of the Variable Rate Bonds. No Variable Rate Bonds may bear interest at an interest rate higher than the Maximum Rate, which is either (i) twelve percent (12%) per annum or
(ii) as to Variable Rate Bonds for which a Liquidity Facility is in effect, the per annum interest rate used to calculate Liquidity Facility Interest Amount, which shall initially be 3.5%.

     Interest on each Variable Rate Bond shall be paid on each Interest Payment Date, defined as (i) with respect to a Unit Pricing Bond (a) having an Interest Period of 180 days or less, the Purchase Date, and
(b) having an Interest Period of 181 days or more, the first Business Day of each April and October during the Interest Period and the Purchase Date;
(ii) with respect to the Weekly Mode, the first Wednesday of each calendar month; (iii) with respect to Variable Rate Bonds in the Term Rate Mode, the first Business Day of each April and October prior to the Purchase Date; (iv) with respect to the Daily Mode, the fifth (5th) Business Day of each month; (v) with respect to Variable Rate Bonds in the Fixed Rate Mode, each April and October; (vi) with respect to Variable Rate Bonds owned by the Liquidity Provider, the dates required under the Liquidity Facility; (vii) any Mode Change Date; and (viii) the Maturity Date.

     So long as the Variable Rate Bonds are held in the book-entry only system, the principal or redemption price of and interest on the Variable Rate Bonds will be paid through the facilities of DTC (or a
successor securities depository).   Otherwise, the principal  or redemption
price of the Variable Rate Bonds is payable at the corporate trust office of the Paying Agent; and interest on the Variable Rate Bonds is payable by check mailed by first class mail, postage prepaid, to the owner of record; provided that if the Mode for the Variable Rate Bonds is the Daily Mode
 or the Weekly Mode, interest payable on the Variable Rate Bonds shall, at the written request of any owner of the Variable Rate Bonds of $1,000,000 or more in aggregate principal amount received by the Bank of New York Trust Company, N.A., as bond registrar (the "Bond Registrar"), at its corporate trust office at least one Business Day (as defined herein) prior to any Record Date, be payable in immediately available funds by wire transfer within the United States or by deposit in an account maintained with the Paying Agent.

     Notwithstanding the provisions of the Bond Resolution and the Variable Rate Bonds described herein, Variable Rate Bonds purchased by the Liquidity Provider pursuant to a draw on the Liquidity Facility ("Liquidity Provider Bonds"), if any, will bear interest at the Liquidity Facility Interest Rate, as defined in the Bond Resolution, for any period during which such Liquidity Provider Bonds are held by or on behalf of the Liquidity Provider pursuant to the Liquidity Facility.

     Merrill  Lynch,  Pierce,  Fenner  &   Smith  Incorporated  will  act
as the Remarketing Agent with respect to the Variable Rate Bonds. The Remarketing Agent may be removed by the City and may resign in accordance with the Remarketing Agreement dated as of October 1, 1996, between the Remarketing Agent and the City (the "Remarketing Agreement").

BOOK ENTRY ONLY SYSTEM

    The Depository  Trust  Company  ("DTC"), New  York,  New York,  will act as securities depository for the Variable Rate Bonds. The Variable Rate Bonds will be issued as fully-registered bonds registered in the name
of Cede & Co. (DTC's  partnership  nominee).    One  fully-registered
Variable Rate Bond certificate will be issued for the Variable Rate Bonds in the aggregate principal amount of the Variable Rate Bonds and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a  "clearing agency" registered  pursuant to  the  provisions  of
Section  17A  of the  Securities Exchange  Act  of   1934.    DTC  holds
securities   that  its  participants ("Participants") deposit with DTC.  DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing
corporations and certain  other organizations.   DTC is  owned by a  number
of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Variable Rate Bonds under the DTC system must be made by or through a Direct Participant, which will receive a credit for the Variable Rate Bonds on DTC's records. The ownership interest of each actual purchaser of each Variable Rate Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transactions. Transfers of ownership interests in the Variable Rate Bonds are to be accomplished by entries made on the books of Participants acting on
behalf of Beneficial Owners.   Beneficial Owners  will not receive
certificates representing their ownership interests in Variable Rate Bonds, except in the event that use of the book-entry system for the Variable Rate Bonds is discontinued.

     To facilitate subsequent transfers, all Variable Rate Bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Variable Rate Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the
Beneficial  Owners of the  Variable Rate  Bonds;  DTC's   records  reflect
only  the  identity   of  the  Direct Participants to  whose accounts the
Variable Rate Bonds are  credited, which may  or  may not  be the
Beneficial  Owners.   The Participants  will remain responsible  for
keeping  account  of  their holdings  on  behalf  of  their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by
Direct  Participants and  Indirect   Participants  to  Beneficial  Owners
will   be  governed  by arrangements among  them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent by the Paying Agent to Cede & Co. If less than all of the Variable Rate Bonds are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the Variable Rate Bonds to be redeemed.

     Neither DTC nor Cede & Co. will  consent or vote with respect to the
Variable Rate Bonds.   Under its usual  procedure, DTC mails  an Omnibus
Proxy to  the City as soon  as possible after the  record date with respect
to  any request for consent or vote.   The Omnibus Proxy  assigns Cede &
Co.'s consenting or voting rights to those Direct Participants to whose account the Variable Rate Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest  payments on the Variable  Rate Bonds will be
made to DTC.   DTC's  practice is  to credit  Direct Participants'  accounts on  each payable  date in  accordance with  their respective  holdings shown on DTC's records, unless DTC has reason to believe that it will not receive
payment on such payable  date.   Payments by Participants  to Beneficial
Owners  will be governed by  standing instructions  and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants and not of DTC, the Paying Agent or the City, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the City or the Paying Agent; disbursement of such payments to Direct Participants is the responsibility of DTC; and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC  may discontinue  providing its  services  as securities depository with respect to the Variable Rate Bonds at any time by giving reasonable notice to the City or the Paying Agent. Under such
circumstances, in the event that a successor  securities  depository   is
not  obtained,  Variable   Rate  Bond certificates are required to be
printed and delivered.

     The City may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Variable Rate Bond certificates are required to be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the City believes to be
reliable, including  DTC,  but  neither  the  Paying   Agent  nor  the  City
take  any responsibility for the accuracy thereof.

     The Paying Agent and the City may treat DTC or its nominee as the sole and exclusive owner of the Variable Rate Bonds registered in its name for the purposes of payment of the principal of, premium, if any, purchase price, or interest on the Variable Rate Bonds, selecting the Variable Rate Bonds or portions thereof to be redeemed, giving any notice permitted or required to be given to Bondholders under the Bond Resolution, registering the transfer of Variable Rate Bonds, obtaining any consent or other action to be taken by Bondholders and for all other purposes whatsoever; neither the Paying Agent nor the City shall be
affected by any notice  to the contrary.   The Paying Agent  and the City
shall not have any responsibility or obligation to any Participant, any person claiming a beneficial ownership interest in the Variable Rate Bonds under or through DTC or any Participant, or any other person which is not shown on the registration books of the Paying Agent as being a Bondholder with respect to (i) the Variable Rate Bonds; (ii) the accuracy of any records maintained by DTC, any Direct Participant or any Indirect Participant; (iii) the payment by DTC or any Participant to any beneficial owner of any amount in respect of the principal of, premium, if any, purchase price or interest on the Variable Rate Bonds; (iv) the delivery to any Direct Participant or any Indirect Participant or any Beneficial Owner of any notice which is permitted or required to be given to Bondholders under the Bond Resolution; (v) the selection by DTC, any Direct Participant or any Indirect Participant of any person to receive payment in the event of a partial redemption of the Variable Rate Bonds; or (vi) any consent given or other action taken by DTC as Bondholder.

CERTAIN DEFINITIONS

     As used herein, each of the following terms shall have the meaning indicated:

     "Alternate  Liquidity  Facility"   means a  standby  bond  purchase
agreement, letter of credit and any related reimbursement agreement or other security or liquidity facility or device issued in accordance with the Resolution which shall have a terms of not less than one year, shall have the same material terms as the Liquidity Facility and shall be acceptable to the Bond Insurer.

     "Alternate Rate" means, on any Rate Determination Date, the rate per annum specified in the index (the "Index") published by the Indexing Agent and in effect on such Rate Determination Date. The Index shall be based upon yield evaluations at par of bonds, the interest on which is excluded from gross income for purposes of Federal income taxation, of not less than five "high grade" component issuers selected by the Indexing Agent which shall include, without limitation, issuers of general obligation
bonds.   The  specified issuers included among the component issuers may be changed from time to time by the Indexing Agent in its discretion. The bonds on which the Index is based shall not include any bonds the interest on which is subject to a "minimum tax" or similar tax under the Code, unless all tax-exempt bonds are subject to such tax. When Variable Rate Bonds are in the Daily Mode, the Weekly Mode or a Unit Pricing Mode
 with an Interest  Period of  30 days or less, the  yield  evaluation period
 for  the  Index shall  be  30-day  yield evaluations .   When Variable Rate
Bonds are in a Unit Pricing Mode with an Interest Period of greater than 30 days but less than or equal to 180 days, the yield evaluation period for the Index shall be 180-day yield evaluations. When the Variable Rate Bonds are in the Term Rate Mode or a Unit Pricing Mode with an Interest Period greater than 180 days, the yield evaluation period for the Index shall be one-year yield evaluations.

     If no Indexing Agent publishes an Index satisfying the requirements of the preceding paragraph, the Alternate Rate for an Interest Period shall be the rate per annum specified in the most recently published Index for a comparable Interest Period.

     "Authorized Denominations" means (i) with respect to Variable Rate Bonds in a Unit Pricing Mode, $ 100,000 and any integral multiple of $5,000 in excess thereof, (ii) with respect to Variable Rate Bonds in a Daily Mode or Weekly Mode, $100,000 and any integral multiple thereof, and
(iii) with respect to Variable Rate Bonds in a Term Rate Mode or a Fixed Rate Mode, $5,000 and any integral multiple thereof.

     "Current Mode" shall have the meaning specified in the Bond Resolution.

     "Daily Mode" means the Mode during which the Variable Rate Bonds bear interest at the Daily Rate.

     "Daily Rate" means the per annum interest rate on any Variable Rate Bond in the Daily Mode determined pursuant to the Bond Resolution.

     "Electronic Means" means telecopy, telegraph, telex, facsimile transmission or other similar electronic means of communication, including a telephonic communication confirmed by writing or written transmission.

     "Expiration Date" means the stated expiration date of the Liquidity Facility, or such stated expiration date as it may be extended from time to time as provided in the Liquidity Facility, or any earlier date on which the Liquidity Facility shall terminate, expire or be canceled.

     "Expiration Tender Date" means the day five Business Days prior to the Expiration Date.

     "Favorable Opinion of Bond Counsel" means, with respect to any action the occurrence of which requires such an opinion, an unqualified Opinion of Counsel, which shall be a Bond Counsel, to the effect that such action is permitted under the Act and the Bond Resolution and will not impair the exclusion of interest on the Variable Rate Bonds from gross income for purposes of Federal income taxation [or the exemption of interest on the Variable Rate Bonds from personal income taxation under the laws of the State] (subject to the inclusion of any exceptions contained in the opinion delivered upon original issuance of the Variable Rate Bonds).

     "Fixed Rate" means the per annum interest rate(s) on any Variable Rate Bond in the Fixed Rate Mode determined pursuant to the Bond Resolution.

     "Fixed Rate Bonds" means the Variable Rate Bonds during the Fixed Rate
Mode.

     "Fixed Rate Mode" means the Mode during which the Variable Rate Bonds bear interest at a Fixed Rate(s).

     "Indexing   Agent"  means  Kenny  Information  Systems,  a  corporation duly organized and existing under the laws of the State of New York, and its successors and assigns, except that if such corporation shall be dissolved or liquidated or shall no longer publish the indices referred to in the definition of Alternate Rate, then the term "Indexing Agent" shall be deemed to refer to any other entity selected by the City publishing similar indices and approved by the Liquidity Provider and the Remarketing Agent (neither of whom shall be under any liability by reasons of such approval).

     "Interest Accrual Period" means the period during which the Variable Rate Bonds accrue interest payable on any Interest Payment Date. With respect to the Variable Rate Bonds in the Daily Mode, the Interest Accrual Period shall commence on the first day of each month and shall extend through the last day of such month; provided, that if such month is the month in which the Variable Rate Bonds were authenticated and delivered, or if the Variable Rate Bonds were changed to the Daily Mode during such month, the Interest Accrual Period shall commence on the date of authentication and delivery of the Variable Rate Bonds or the Mode Change Date, as the case may be; provided, further, that if no interest has been paid on the Variable Rate Bonds in the Daily Mode, interest shall accrue from the date of original authentication and delivery of the Variable Rate Bonds or the Mode Change Date, as appropriate. With respect to the Variable Rate Bonds in all Modes other than the Daily Mode, the Interest Accrual Period shall commence on the last Interest Payment Date to which interest has been paid (or, if no interest has been paid in such Mode, from the date of original authentication and delivery of the Variable Rate Bonds, or the Mode Change Date, as the case may be) to, but not including, the Interest Payment Date on which interest is to be paid.

     Interest Payment Date   means (i) with  respect to a  Unit Pricing Bond
 (a) with an Interest Period of 180 days or less, the Purchase Date,  and
(b) with an Interest Period of 181 days or more, the first Business Day of each April and October and the Purchase Date; (ii) with respect to the Weekly Mode, the first Wednesday of each month; (iii) with respect to the Term Rate Mode, the first Business Day of each April and October prior to the Purchase Date; (iv) with respect to the Daily Mode, the fifth (5th) Business Day of each month; (v) with respect to the Fixed Rate Mode each April 1 and October 1; (iv) with respect to Liquidity Provider Owned Bonds, the dates required under the Liquidity Facility; (vii) any Mode Change Date; and (viii) the Maturity Date.

     "Interest Period" means the period of time that an interest rate remains in effect, which period:

(i) with respect to each Variable Rate Bond in a Unit Pricing Mode, shall be established by the Remarketing Agent pursuant to the Bond Resolution; and

(ii) with respect to each Variable Rate Bond in the Term Rate Mode, initially, shall be from and including the Mode Change Date to, but not including, the Purchase Date established for such Variable Rate Bond pursuant to the Bond Resolution and thereafter shall be from and including such Purchase Date to but not including the next Purchase Date.

     "Liquidity Facility" means the Payment Agreement between the City and the Liquidity Provider relating to the Standby Bond Purchase Agreement executed and delivered by the City and the Liquidity Provider contemporaneously with the original delivery of the Variable Rate Bonds providing for the purchase of tendered Variable Rate Bonds in accordance with the Bond Resolution, except that upon the issuance of an Alternate Liquidity Facility in accordance with the Bond Resolution such term shall mean such Alternate Liquidity Facility.

     "Liquidity Facility Interest Amount" means the amount of the interest portion of the Liquidity Facility, which (i) for Outstanding Bonds in the Daily Mode shall be an amount equal to 39 days' interest calculated at the Maximum Rate on the basis of a 365/366 day year for the actual number of days elapsed, (ii) for Outstanding Bonds in the Weekly Mode shall be an amount equal to 35 days' interest calculated at the Maximum Rate on the basis of a 365/366 day year for the actual number of days elapsed,
(iii) for Outstanding Unit Pricing Bonds with a Maturity Date of 180 days or less shall be an amount equal to 180 days' interest calculated at the Maximum Rate on the basis of a 365/366 day year for the actual number of days elapsed, (iv) for Outstanding Unit Pricing Bonds with a Maturity Date of 180 days shall be an amount equal to 183 days' interest calculated at the Maximum Rate on the basis of a 365/366 day year for the actual number of days elapsed and (v) for Outstanding Bonds in the Term Rate Mode shall be an amount equal to 205 days' interest calculated at the Maximum Rate on the basis of a 360 day year composed of twelve 30-day months.

     "Liquidity Provider" means initially FGIC Securities Purchase, Inc., the liquidity purchaser of the Variable Rate Bonds as provided in the initial Liquidity Facility or any subsequent provider of any Alternate Liquidity Facility.

     "Long-Term Mode" means the Term Rate Mode and the Unit Pricing Mode when an Interest Period of more than one year is established.

     "Mandatory Purchase Date" means (i) any Purchase Date for Variable Rate Bonds in the Unit Pricing Mode or the Term Rate Mode, (ii) any Mode Change Date involving a change from the Daily Mode or the Weekly Mode and (iii) the Substitution Tender Date.

     "Maturity Date" means May 1, 2027 and, upon a change to the Fixed Rate Mode, any Serial Maturity Date established pursuant to the Bond Resolution.

     "Mode" means, as the context may require, the Unit Pricing Mode, the Daily Mode, the Weekly Mode, the Term Rate Mode or the Fixed Rate Mode.

     "Mode Change Date" means with respect to any Variable Rate Bond, the date following the last day of one Mode on which another Mode begins.

     "Mode Change Notice" means the notice from the City to the other Notice Parties of the City's intention to change Mode.

     "Moody's" means Moody's Investors Service, a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, and its successors and assigns, except that if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, then the term "Moody's" shall be deemed to refer to any other nationally recognized securities rating agency selected by the City and approved by the Liquidity Provider (which shall not be under any liability by reason of such approval).

     "Notice Parties" means the City, the Remarketing Agent, the Paying Agent and the Liquidity Provider.

     "Principal Payment Date" means any date upon which the principal amount of the Variable Rate Bonds is due, including the Maturity Date, any Serial Maturity Date, any Redemption Date, or the date the maturity of any Variable Rate Bond is accelerated pursuant to the terms of the Bond Resolution or otherwise.

     "Purchase Date" means (i) during the Unit Pricing Mode or the Term Rate Mode, the date determined by the Remarketing Agent on the most recent Rate Determination Date as the date on which such Variable Rate Bonds shall be subject to purchase and (ii) during the Daily Mode or the Weekly Mode, any Business Day.

     "Purchase Price" means (i) an amount equal to the principal amount of any Variable Rate Bonds purchased on any Purchase Date, plus, in the case of any purchase of Variable Rate Bonds in the Daily Mode or the Weekly Mode, accrued interest, if any, to the Purchase Date, or (ii) an amount equal to the principal amount of any Variable Rate Bonds purchased on a Mandatory Purchase Date, plus, in the case of any Variable Rate Bonds purchased on the Substitution Tender Date, accrued interest, if any, to the Mandatory Purchase Date.

     "Qualified Rate Cap Agreement" means a Rate Cap Agreement with a Rate Cap Provider which is rated at least A-/A3 or better by S&P and Moody s.

     "Qualified Rate Cap Payment" with respect to the Variable Rate Bonds shall mean payments of interest due from the City to the Rate Cap Provider pursuant to the Rate Cap Agreement exclusive of fees, any payments due from the City to the Rate Cap Provider upon the early termination of the
 Rate Cap Agreement, or any other payments to the Rate Cap Provider under the Rate Cap Agreement, and with respect to any other series of Bonds issued under the Bond Resolution, shall mean a payment obligation created by a Rate Cap Agreement, such as an interest rate swap, collar, cap, floor or other rate cap device, such payment being equal to interest on a notional amount, based upon a fixed rate or a variable index or formula.

     "Rate Cap Agreement" with respect to the Variable Rate Bonds, shall mean the certain Master Interest Exchange Agreement entered into by and between the City and the Rate Cap Provider, dated as of April 1, 1988 including all amendments, schedules and confirmations relating thereto which, by their terms, are identified by the parties thereto as having
been entered into in connection  with  the   Bond  Resolution  or  the
Bonds, including without limitation, the Initial Rate Cap Transaction, and any agreement terminating, off-setting, replacing or substituting any such amendments, schedules or confirmations.

     "Rate Cap Provider" with respect to the Variable Rate Bonds, shall mean Merrill Lynch Capital Services, Inc. and any successors or assignees thereof.

     "Rate Determination Date" means the date on which the interest rate(s) on the Variable Rate Bonds shall be determined, which, (i) in the case of the Unit Pricing Mode, shall be the first day of an Interest Period; (ii) in the case of the Daily Mode, shall be each Business Day commencing with the first day the Variable Rate Bonds become subject to the Daily Mode;
(iii) in the case of the initial conversion to the Weekly Mode, shall be no later than the Business Day prior to the Mode Change Date, and thereafter, shall be each Tuesday or, if Tuesday is not a Business Day, the next succeeding day or, if such day is not a Business Day, then the Business Day next preceding such Tuesday; (iv) in the case of the Term Rate Mode, shall be a Business Day no earlier than thirty (30) Business Days and no later than the Business Day next preceding the first day of an Interest Period; and (v) in the case of the Fixed Rate Mode, shall be a date determined by the Remarketing Agent which shall be at least one Business Day prior to the Mode Change Date.

     "Rating Confirmation Notice" means a notice from Moody's or S&P, if Moody's is then rating the Variable Rate Bonds and S&P, if S&P is then rating the Variable Rate Bonds confirming that the rating on the Variable Rate Bonds will not be lowered or withdrawn (other than a withdrawal of a short term rating upon a change to a Long-Term Mode) as a result of the action proposed to be taken.

     "Redemption Date" means the date fixed for redemption of Variable Rate Bonds subject to redemption in any notice of redemption given in accordance with the terms of the Bond Resolution.

     "Redemption Price" means an amount equal to the principal of and premium, if any, and accrued interest, if any, on the Variable Rate Bonds to be paid on the Redemption Date.

     "Remarketing Agent" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, or any other investment banking firm which may at any time be substituted in its place as provided in the Bond Resolution.

     "Renewal Date" means the forty-fifth (45th) day prior to the Expiration
Date.

     "Short-Term Mode" means a Daily Mode, a Weekly Mode or the Unit Pricing Mode when an Interest Period of one year or less is determined by the Remarketing Agent.

     "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, duly organized and existing under and by virtue of the laws of the State of New York, and its successors and assigns, except that if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, then the term "S&P" shall be deemed to refer to any other nationally recognized securities rating agency selected by the Issuer and approved by the Liquidity Provider (which shall not be under any liability by reason of such approval).

     "Substitution Date" means the date on which an Alternate Liquidity Facility is to be substituted for the Liquidity Facility.

     "Substitution Tender Date" means the date five Business Days prior to the Substitution Date.

     "Term Rate" means the per annum interest rate for any Variable Rate Bond in the Term Rate Mode determined pursuant to the Bond Resolution.

     "Term Rate Mode" means the Mode during which Variable Rate Bonds bear interest at the Term Rate.

     "Unit Pricing Bond" means any Variable Rate Bond while in a Unit Pricing Mode.

     "Unit Pricing Mode" means the Mode during which Variable Rate Bonds bear interest at the Unit Pricing Rate.

     "Unit Pricing Rate" means the per annum interest rate on any Variable Rate Bond in the Unit Pricing Mode determined pursuant to the Bond Resolution.

     "Weekly Mode" means the Mode during which Variable Rate Bonds bear interest at the Weekly Rate.

     "Weekly Rate" means the per annum interest rate on any Variable Rate Bond in the Weekly Mode determined pursuant to the Bond Resolution.

DETERMINATION OF INTEREST RATES

     The Variable Rate Bonds will be issued initially in a Weekly Mode, and each Variable Rate Bond will initially bear interest at 3.5 %. The City will enter into a Rate Cap Agreement with respect to the Variable Rate Bonds, capping the interest on the Variable Rate Bonds at 6.25% for seven
years.   Any Mode, other than a Fixed  Rate Mode, may be changed to any other Mode at the times and in the manner provided in the Bond Resolution, as described herein, and after such change such Variable Rate Bonds will bear interest at the rate applicable to such other Mode. Each date following the last day of a Mode on which another Mode (a New Mode ) begins is referred to as a Mode Change Date. Any Variable Rate Bond converted to a Long-Term Mode may be changed to another mode.

     In the absence of manifest error, the determination of the interest rates and Interest Periods by the Remarketing Agent shall be conclusive and binding, upon the Remarketing Agent, the Paying Agent, the Liquidity Provider, the City and the Beneficial Owners of the Variable Rate Bonds.

     Daily Mode.  During the Daily Mode, the Remarketing Agent shall establish
     ----------
the Daily Rate by 10:00 a.m. on each Rate Determination Date for the Daily Mode (each Business Day commencing the first day the Variable Rate Bonds become subject to the Daily Mode). The interest rate for any Variable Rate Bond in the Daily Mode shall be the rate of interest per annum determined by the Remarketing Agent on and as of the Rate Determination Date as the minimum rate of interest that, in the opinion of the Remarketing Agent, would, under then existing market conditions, result in the sale of the Variable Rate Bonds in the Daily Mode on the Rate Determination Date at a price equal to the principal amount thereof, plus accrued interest, if any. Each such Daily Rate shall be in effect for the interest period beginning on a Business Day and ending on the same Business Day (unless the next succeeding day is not a Business Day, in which case such Daily Rate shall be in effect until the day prior to the next Business
Day). The Remarketing Agent shall make the Daily Rate available by telephone to any Beneficial Owner requesting such rate.

     Weekly Mode.   During the Weekly Mode, the Remarketing  Agent shall
     -----------
establish the Weekly Rate by 4:00 p.m. on each Rate Determination Date for the Weekly Mode (initially, the Business Day immediately preceding any Mode Change Date and, thereafter, each Tuesday or, if any Tuesday is not a Business Day, the next succeeding day or, if such day is not a Business
Day, the Business Day next preceding such Tuesday).   The interest rate for
any Variable Rate Bond in the Weekly Mode shall be the rate of interest per annum determined by the Remarketing Agent on and as of the Rate Determination Date as the minimum rate of interest that, in the opinion of the Remarketing Agent, under then existing market conditions, would result in the sale of the Variable Rate Bonds in the Weekly Mode on the Rate Determination Date at a price equal to the principal amount thereof,
plus  accrued interest,  if any.   Each  such Weekly  Rate shall  be  in
effect  for  the interest  period  beginning on  a Wednesday and  ending on
the following Tuesday.   The Remarketing Agent shall make the rate
available after 4:00 p.m. on the Rate Determination Date by telephone to any Beneficial Owner requesting such rate.

     Unit Pricing Mode.  During the Unit Pricing Mode, the Remarketing Agent
     -----------------
shall determine Interest Periods of such duration, of at least one day, ending on a day next preceding a Business Day or the Maturity Date, on each Rate Determination Date for the Unit Pricing Mode (the first day of each Interest Period). In making such determinations, the Remarketing Agent shall select for each Variable Rate Bond then subject to such adjustment the Interest Period which, if implemented on such Rate Determination Date, would result in the Remarketing Agent being able to remarket such Variable Rate Bond at par in the secondary market at the lowest interest rate then available and for the longest Interest Period available at such rate; provided, however, that if on any Rate Determination Date the Remarketing Agent determines that current or anticipated future market conditions or anticipated future events are such that a different Interest Period would result in a lower average interest cost on such Variable Rate Bond, then the Remarketing Agent shall select the Interest Period which, in the judgment of the Remarketing Agent, would permit such Variable Rate Bond to achieve such lower average interest cost; provided, further, that if the Remarketing Agent has received notice from the City that any Variable Rate Bond which is in the Unit Pricing Mode (a "Unit Pricing Bond") is to be changed from the Unit Pricing Mode to any other Mode or if it is to be purchased upon expiration or substitution of the Liquidity Facility, the Remarketing Agent shall, with respect to such Variable Rate Bond, select Interest Periods which do not extend beyond the Mandatory Purchase Date.

     At or after 4:00 p.m. on the Business Day next preceding the Rate Determination Date for any Unit Pricing Bonds, any Beneficial Owner
of such Unit Pricing Bonds may telephone the Remarketing Agent and receive notice of the anticipated next Interest Period(s) and the anticipated interest rate(s) for such Interest Periods.

     By 12:30 p.m. on each Rate Determination Date, the Remarketing Agent, with respect to each Unit Pricing Bond that is subject to adjustment on such date, shall determine an interest rate for the Interest Period then selected for such Variable Rate Bond.

     By acceptance of any Unit Pricing Bond, the Beneficial Owner thereof shall be deemed to have agreed, during each Interest Period, to the interest rate (including the Alternate Rate, if applicable), Interest Period and Purchase Date then applicable thereto and to have further agreed to tender such Variable Rate Bond to the Paying Agent for purchase on the next succeeding Purchase Date at the Purchase Price.
 Such Beneficial Owner further acknowledges that if funds for such purchase are on deposit with the Paying Agent on such Purchase Date, such Beneficial Owner shall have no rights under the Bond Resolution other than to receive the payment of such Purchase Price and that interest shall cease to accrue to such owner on such Purchase Date.

     Term Rate  Mode.   During the  Term Rate  Mode, the  Remarketing Agent
     ---------------
shall determine the Term Rate on a Business Day not later than 4:00 p.m. on the Rate Determination Date for the Term Rate Mode (the Business
Day next preceding the  first day of an Interest Period).   The Term Rate
shall be the minimum rate that, in the sole judgment of the Remarketing Agent, would result in a sale of the Variable Rate Bonds at a price equal
to the principal amount thereof on  the Rate Determination Date.   The
length of the Interest Periods shall be determined by the City in consultation with the Remarketing Agent; provided, that in the event the City does not indicate, prior to the end of an Interest Period, the desired duration of the next Interest Period, the next Interest Period shall be of the same length as the Interest Period then ending. Except as described below, once Variable Rate Bonds are changed to the Term Rate Mode, such Variable Rate Bonds shall continue in the Term Rate Mode until changed to a different Mode.

     If, for any reason, a new Term Rate cannot be established for any of the Variable Rate Bonds on any Purchase Date, such Variable Rate Bonds will be changed automatically to the Unit Pricing Mode on the Purchase Date for Interest Period(s) determined by the Remarketing Agent on such Purchase Date.

     Fixed Rate Mode.  The Remarketing Agent shall determine the Fixed Rate(s)
     ---------------
not later than 4:00 p.m. on the Rate Determination Date for the Fixed Rate Mode, which shall be at least one Business Day prior to the Mode Change Date, the Remarketing Agent shall determine the actual Fixed Rate(s) or, if Serial Bonds are created as permitted by the Bond Resolution, Fixed Rates for the Variable Rate Bonds. The Fixed Rate(s) shall be the minimum rate(s) that, in the sole judgment of the Remarketing Agent, will result in a sale of the Variable Rate Bonds at a price equal to the principal amount thereof, plus accrued interest, if any, on the Rate Determination Date. The Fixed Rate(s) shall be effective for the remaining term of the Variable Rate Bonds.

     Alternate Rate.  In the event (i) the Remarketing Agent fails or is
     --------------
unable to determine the interest rate(s) or Interest Periods with respect to any Variable Rate Bonds, or (ii) the method of determining the interest rate(s) or Interest Periods with respect to any Variable Rate
Bonds shall be held to be unenforceable by a court of law of competent jurisdiction, such Variable Rate Bonds shall thereupon, until such time as the Remarketing Agent again makes such  determination or until there is
delivered a favorable opinion of counsel   to  the  effect  that  the
method of determining such rate is enforceable, bear interest from the last date on which interest was legally paid, at the Alternate Rate for the Mode in effect; provided, that, if either of the circumstances in (i) or (ii) occurs on a Rate Determination Date for the Unit Pricing Mode, the relevant Interest Period from such day to but not including the next Business Day.

     Changes In  Mode.   To effect a  change in Mode,  the City must  give
     ----------------
written notice to the Remarketing Agent and the Paying Agent of its intention to effect such a change no later that the forty-fifth (45th) day
preceding  any Mode Change Date.   On or before the thirtieth (30th) day
preceding any Mode Change Date relating to a change to the Fixed Rate Mode, the Paying Agent is required to mail to the Beneficial Owners of the Variable Rate Bonds to be changed to the Fixed Rate Mode a notice of the proposed change in Mode, the proposed Mode Change Date and the other matters prescribed by the Bond Resolution.

     Each Mode Change Date must be a Business Day.   Additionally, any Mode
Change Date from the Unit Pricing Mode must be the last Purchase Date for the Unit Pricing Bonds with respect to which a change is to be made and any Mode Change Date from a Term Rate Mode must be the Purchase Date of the current Interest Period.

     Except for a change to a Fixed Rate Mode as discussed below, a Mode change will not become effective unless all conditions precedent thereto have been met and the following items shall have been delivered to the Paying Agent and the Remarketing Agent on the Mode Change Dates (i) in the case of a change from a Mode with an Interest Period of one year or less (a "Short-Term Mode") to a Mode with an Interest Period of more than one year (a "Long-Term Mode") or from a Long-Term Mode to a Short-Term Mode, a favorable opinion of Bond Counsel dated the Mode Change Date (except in the case of certain automatic Mode changes upon failure to satisfy conditions to Mode changes; (ii) a notice confirming the rating on the affected Variable Rate Bonds; (iii) a Liquidity Facility in an available amount equal to or greater than the amount, if any, required for the applicable Mode; and (iv) except as described below, if the New Mode is the Unit Pricing Mode, evidence that the applicable Interest Account has been funded in an amount equal to or greater than the requirement for such Interest Account.

     In the event the foregoing conditions have not been satisfied by the Mode Change Date, the New Mode shall not take effect and the affected Variable Rate Bonds will remain in or be converted to the Unit Pricing Mode with Interest Period(s) to be determined by the Remarketing Agent on the Mode Change Date; provided, that if the change is from a Term Rate Mode, the Variable Rate Bonds will remain in the Term Rate Mode for an Interest Period equivalent to that then ended.

OPTIONAL TENDER AND MANDATORY TENDER OF VARIABLE RATE BONDS

     Book-Entry Procedures.  For so long as the Variable Rate Bonds are regis-
     ---------------------
tered in the name of DTC or any nominee thereof, all notices required or permitted to be given by the Beneficial Owners thereof and the delivery of Variable Rate Bonds shall be effected in accordance with the standard
DTC practices. In addition, to exercise any optional tender, a Beneficial Owner must notify its DTC Participant (if such DTC Participant is not the Remarketing Agent) of such decision.

     Optional Tender of Variable Rate Bonds in the Daily Mode or the Weekly
     -----------------------------------------------------------------------
Mode.  The Beneficial Owners of Variable Rate Bonds in a Daily Mode or a
----
Weekly Mode may elect to have their Variable Rate Bonds (or portions of such Variable Rate Bonds in amounts equal to an Authorized Denomination) purchased at a price equal to the principal amount thereof plus accrued interest, if any, to the Purchase Date (the "Purchase Price") (i) in the case of Variable Rate Bonds in the Daily Mode, upon delivery of an irrevocable telephonic notice of tender to the Remarketing Agent not later than 10:30 a.m. on the Purchase Date specified by the Beneficial Owner; and (ii) in the case of Variable Rate Bonds in the Weekly Mode, upon delivery of an irrevocable written notice of tender or irrevocable telephonic notice of tender to the Remarketing Agent, promptly confirmed in writing, to the Remarketing Agent and the Paying Agent, not later than 4:00
 p.m. on  a Business  Day not less  than seven  (7) days before the
Purchase Date specified  by the  Beneficial Owner.   Such  notice shall
state (i) the number and the principal amount of such Variable Rate Bonds and (ii) that such Variable Rate Bonds shall be purchased on
the Purchase Date.   A Beneficial Owner who gives  the notice as set  forth
above may repurchase the Variable Rate Bonds so tendered on such Purchase Date if the Remarketing Agent agrees to sell the Variable Rate Bond so tendered to such Beneficial Owner. If such Beneficial Owner decides to repurchase such Variable Rate Bonds and the Remarketing Agent agrees to sell the specified Variable Rate Bonds to such Beneficial Owner, the delivery requirements set forth above shall be waived.

     Mandatory  Purchase at  End  of Unit  Pricing  Mode Interest  Periods.
     ---------------------------------------------------------------------
Each Variable  Rate Bond in  the Unit Pricing  Mode shall be  subject to
mandatory purchase at  the Purchase Price  on its  Purchase Date.   No
notice of  such mandatory purchase shall be given to the Beneficial Owners.

     Mandatory  Purchase  on Mode  Change Date.    The Variable  Rate Bonds
     -----------------------------------------
to be changed from one  Mode to another Mode  are subject to mandatory
purchase on the  Mode Change Date  at the  Purchase Price.   The  Paying
Agent  will give thirty (30) days' notice of the mandatory  purchase by mail
to the Beneficial Owners of the Variable  Rate Bonds to be purchased.   The
Variable Rate Bonds to be changed to the Fixed Rate Mode are subject to mandatory purchase on the Mode Change Date at the Purchase Price. The Paying Agent is required to give notice of the mandatory tender in connection with a change to the Fixed Rate Mode to the Beneficial Owners of the affected Variable Rate Bonds as part of the notice of change in Mode described above.

     Mandatory Purchase  Under Liquidity Facility.   If the Paying  Agent
     --------------------------------------------
receives timely  written notice  of the Liquidity  Provider, as  provided in the Bond Resolution, that an Event of Default, as defined in the Liquidity Facility, has occurred and is continuing and the Liquidity Provider has exercised its option to terminate the Liquidity Facility, Variable Rate Bonds secured by the Liquidity Facility will be subject to mandatory redemption on a date not more than ten (10) nor less than five
(5) days before the Liquidity Facility is to be terminated. The redemption price shall be qual to the principal amount thereof, plus accrued interest.

     Mandatory Purchase Upon Expiration of  Liquidity Facility.  The Variable
     ---------------------------------------------------------
Rate Bonds secured by the Liquidity Facility shall be subject to mandatory redemption at a redemption price equal to the principal amount thereof, plus accrued interest, if any, on the fifth (5th) Business Day next preceding the Expiration Date, if by the Renewal Date (i) an extension of the Liquidity Provider has not been obtained by the City or an Alternate Liquidity Facility has not been delivered to the Paying Agent and (ii) the City has not delivered a Mode Change Notice with respect to a change to a Mode for which no Liquidity Facility is to be required, which change is to take place no later than the fifth (5th) Business Day prior to the Expiration Date. The Paying Agent shall give notice to the Beneficial Owners, the City, the Remarketing Agent and the Liquidity Provider of such mandatory redemption fifteen days prior thereto.

     Mandatory Purchase Upon Substitution of Alternate Liquidity Facility.
     --------------------------------------------------------------------
In the event that on or prior to the forty-fifth (45th) Business Day next preceding the date on which an Alternate Liquidity Facility is substituted for the Liquidity Facility then in effect (the "Substitution Date"), the City has failed to deliver to the Paying Agent a notice confirming that the rating on the affected Variable Rate Bonds will not be lowered or withdrawn (other than a withdrawal of short term rating upon a change to a Long Term Mode) as a result of the delivery of an Alternate Liquidity Facility, the Paying Agent, no later than the thirtieth (30th)
day next preceding the Substitution Date, shall give notice by mail to the Beneficial Owners of the affected Variable Rate Bonds of the Mandatory Purchase Date, the Purchase Price and that interest on such Variable Rate Bonds will cease to accrue from and after the Mandatory Purchase
Date.   The  Paying  Agent  shall  give  notice  to  the Beneficial Owners, the City, the Remarketing Agent and the Liquidity Provider of such mandatory redemption fifteen days prior thereto.

     Purchase of  Variable Rate Bonds.  The Variable Rate Bonds to be purchased
     --------------------------------
as described above must be delivered (with all necessary endorsements) at or before 12:00 noon on the Purchase Date or the Mandatory Purchase Date, as the case may be, at the office of the Paying Agent; provided, however, that payment of the Purchase Price of any Variable Rate Bond purchased pursuant to optional tender shall be made only if the Variable
Rate Bond so delivered to the Paying Agent conforms in all respects to the description thereof in the notice of tender.

     On or before the close of business on the Purchase Date or the Mandatory Purchase Date, as the case may be, the Paying Agent shall purchase Variable Rate Bonds from the Beneficial Owners thereof at the Purchase Price. The Purchase Price of any Variable Rate Bonds shall be an amount equal to the principal amount thereof plus, in the case of any purchase of Variable Rate Bonds in the Daily Mode or Weekly Mode, or upon substitution of the Liquidity Facility, accrued interest, if any, to the Purchase Date or the Mandatory Purchase Date, as the case may be. Payment of the Purchase Price shall be made by the Paying Agent by wire transfer in immediately available funds.

     Funds for the payment of such Purchase Price shall be derived solely from the following sources in the order of priority indicated, and neither the Paying Agent nor the Remarketing Agent shall be obligated to provide funds from any other source; (i) immediately available funds derived from the remarketing of such Variable Rate Bonds; and (ii) immediately available
funds derived from a drawing on  the Liquidity  Facility.   The Variable
Rate Bonds sold by the Remarketing Agent shall be delivered by the Remarketing Agent to the purchasers of those Variable Rate Bonds by 3:00 p.m. on the Purchase Date or the Mandatory Purchase Date, as the case may
be.   The Variable  Rate Bonds purchased by  the Paying  Agent with  moneys derived from a drawing on the Liquidity Facility shall be immediately registered in the name of the Liquidity Provider or its nominee on or before the close of business on the Purchase Date or the Mandatory Purchase Date, as the case may be.

     If any Variable Rate Bonds to be purchased are not delivered to the Paying Agent by 12:00 noon on the Purchase Date or the Mandatory Purchase Date, as the case may be, the Paying Agent is required to hold any funds received for the purchase of such Variable Rate Bonds in trust in a separate account to pay such funds to the former owners of such
Variable  Rate  Bonds upon presentation  thereof.   Any such  undelivered
Variable Rate Bonds will be deemed tendered and will cease to accrue interest on the Mandatory Purchase Date or Purchase Date, as the case may
 be. Any funds held by the Paying Agent for Payment of any undelivered Variable Rate Bond which remain unclaimed by the former Beneficial Owner of such Variable Rate Bond for a period of _ years after delivery of such funds to the Paying Agent, in accordance with the provisions of the Bond Resolution, will be paid to the City, and thereafter such former Beneficial Owner may look only to the City for payment thereof.

     No  Remarketing  Upon   the  Occurrence  of   Certain  Events  of
Defaults. Notwithstanding the foregoing, if there shall have occurred and be continuing (i) a default in the due and punctual payment of interest on any Variable Rate Bond, whether on an Interest Payment Date thereof, or upon proceedings for redemption or upon purchase thereof; or (ii) a default in the due and punctual payment of the principal of or premium, if any, on any Variable Rate Bond, whether at the stated maturity thereof, or upon proceedings for redemption thereof, or upon purchase; the Remarketing Agent shall not remarket Variable Rate Bonds pursuant to
the Bond Resolution.   The Paying Agent shall promptly notify the
Beneficial Owners and the Liquidity Provider by mail of any such default.

REDEMPTION OF VARIABLE RATE BONDS

     Optional Redemption.

     Any Variable Rate Bonds in a Unit Pricing Mode or a Term Rate Mode shall be subject to redemption, in whole or in part, on their respective individual Purchase Dates, and Variable Rate Bonds in a Daily Mode or a Weekly Mode shall be subject to redemption, in whole or in part, on any Interest Payment Date, in each case at the option of the City and at a redemption price equal to 100% of the principal amount of the Variable Rate Bonds being redeemed, plus, in the case of Variable Rate Bonds in the Daily Mode, accrued interest, if any, from the end of the last Interest Accrual Period to the Redemption Date.

     Mandatory Redemption.

     On Default Under the Liquidity Facility. If the Paying Agent receives time-
     ----------------------------------------
ly written notice to the Liquidity Provider, as provided in the Bond Resolution, either (i) that the interest portion of the Liquidity Facility will not be reinstated as provided in the Liquidity Facility or (ii) that an Event of Default, as defined in the Liquidity Facility, has occurred and is continuing and the Liquidity Provider has exercised its option to terminate the Liquidity Facility, Variable Rate Bonds secured by the Liquidity Facility will be subject to mandatory redemption on a date not more than ten (10) nor less than five (5) days before the Liquidity Facility is to be terminated. The redemption price shall be equal to the amount thereof, plus accrued interest.

     Upon Expiration of  the Liquidity Facility.  The  Variable Rate Bonds
     ------------------------------------------
secured by the Liquidity Facility shall be subject to mandatory redemption at a redemption price equal to the principal amount thereof, plus accrued interest, if any, on the fifth (5th) Business Day next preceding the Expiration Date, if by the Renewal Date (i) an extension of the Liquidity Provider has not been obtained by the City or an Alternate Liquidity Facility has not been delivered to the Paying Agent and (ii) the City has not delivered a Mode Change Notice with respect to a change to a Mode for which no Liquidity Facility is to be required, which change is to take place no later than the fifth (5th) Business Day prior to the Expiration Date.

                          THE LIQUIDITY FACILITY

The Obligations will rank equally with all other general unsecured and unsubordinated obligations of FGIC-SPI. The Obligations are not issued pursuant to an indenture. As of the date hereof FGIC-SPI has approximately $2.797 billion obligations currently outstanding without giving effect to the Obligations offered hereby.

Owners of the Variable Rate Bonds to which the Obligations relate will be entitled to the benefits and subject to the terms of the Liquidity Facility. Pursuant to the Liquidity Facility, FGIC-SPI agrees to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the Purchase Price for such Variable Rate Bonds. Initially, the obligation of FGIC-SPI under the Liquidity Facility will be sufficient to pay a Purchase Price equal to the principal of and up to 35 days' interest on the Variable Rate Bonds (while in the Weekly Mode) at an assumed rate of 12% per annum.

TERMINATION EVENTS

The scheduled expiration date of the Liquidity Facility is October 24, 2001, unless extended by FGIC-SPI for an additional five years upon notice to the Issuer two years prior to the scheduled expiration date, or sooner terminated in accordance with the terms thereof. Mandatory purchase of Variable Rate Bonds by FGIC-SPI shall occur under the circumstances specified in the Resolution. Under certain circumstances, the obligation of FGIC-SPI to purchase Variable Rate Bonds tendered for purchase pursuant to an optional or mandatory tender, which have not been remarketed, may be terminated. The following events constitute "Termination Events" under the Liquidity
Facility:

     (a) (i) any portion of the commitment fee shall not be paid when due on the quarterly payment date as set forth in the Standby Bond Purchase Agreement and related payment agreement (the Payment Agreement"), (ii) the State of Florida shall take any action which would impair the power of the Issuer to comply with the covenants and obligations of the Issuer under the Resolution or any right or remedy of FGIC-SPI or any Beneficial Owner from time to time to enforce such covenants and obligations, or (iii) any other amount payable thereunder shall not be paid when due and any such failure shall continue for three (3) Business Days after notice thereof to the Issuer; (b)(i) the Issuer shall fail to observe or perform any covenant or agreement contained in the Resolution and, if such failure is a result of a covenant breach which is capable of being remedied, such failure continues for sixty (60) days following written notice thereof to the Issuer from FGIC-SPI, or (ii) there shall not be, at all times a
Remarketing Agent performing the duties thereof contemplated   by   the
Resolution;  (c)   any   representation,  warranty, certification or
statement made by the Issuer (or incorporated by reference) in any related document or in any certificate, financial statement or other document delivered pursuant thereto or any related document shall prove to have been incorrect in any material respect when made; (d) any default by the Issuer shall have occurred and be continuing in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness issued, assumed or guaranteed by the Issuer the obligation and security for which under the Resolution or under any related document is senior to, or on parity with, the Variable Rate Bonds;
(e) the Issuer files a petition in voluntary bankruptcy, for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself; (f) a court of competent jurisdiction shall enter an order, judgment or decree declaring the Issuer insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the Issuer, or approving a petition filed against the Issuer seeking a reorganization of the Issuer under any applicable law or statute of the United States of America or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof; (g) under the provisions of any other law for the relief or aid of debtors, any count of competent jurisdiction shall assume custody or control of the Issuer, and such custody or control shall not be terminated within sixty (60) days from the date of assumption of such custody or control; (h) any material provision of the Standby Bond Purchase Agreement, the Resolution, any related document, the Variable Rate Bonds or the Variable Rate Bonds purchased by FGIC-SPI shall cease for any reason whatsoever to be a valid and binding agreement of the Issuer or the Issuer shall contest the validity or enforceability thereof; or (i) failure to pay when due any amount payable under the Variable Rate Bonds or the Purchased Bonds (regardless of any waiver thereof by the Holders of the Variable Rate Bonds).

     Upon the occurrence of a Termination Event, FGIC-SPI may deliver notice to the Paying Agent, the City and the Remarketing Agent regarding its intention to terminate the Liquidity Facility. The Liquidity Facility would terminate, effective at the close of business on the 30th day following the date of such notice, or if such date is not a Business Day, the next Business Day. Prior to the effectiveness of such termination, all Variable Rate Bonds in a Variable Mode are subject to mandatory tender for purchase from the proceeds of a drawing under the Liquidity Facility. The termination of the Liquidity Facility, however, does not result in an automatic acceleration of the Variable Rate Bonds.

     The obligations of the Issuer with respect to the Variable Rate Bonds are as described in the Official Statement relating to the Variable Rate Bonds.

                  THE STANDBY LOAN AGREEMENT; GE CAPITAL

     In order to obtain funds to fulfill its obligations under the Liquidity Facility, FGIC-SPI will enter into a standby loan agreement with GE Capital (the "Standby Loan Agreement") under which GE Capital will be irrevocably obligated to lend funds to FGIC-SPI as needed to purchase such Variable Rate Bonds. Each loan under the Standby Loan Agreement will be in an amount not exceeding the purchase price for tendered Variable
Rate   Bonds  which represents  the outstanding principal  amount of such tendered Variable Rate Bonds together with accrued interest thereon to but excluding the date a borrowing is made and will mature on the date which is five years from the effective date of the Standby Loan
Agreement.   The  proceeds of  each loan shall be used only for the purpose of paying the purchase price for tendered Variable Rate Bonds. When FGIC-SPI desires to make a borrowing under the Standby Loan Agreement, it must give GE Capital prior written notice of such borrowing by at least
11:45  a.m., New  York  City time,  on  the proposed borrowing  date.   No
later than 2:15 p.m., New York City time, on each borrowing date (if the related notice of borrowing has been received by 11:45 a.m. on such date), GE Capital will make available the amount of the borrowing requested.

     The Standby Loan Agreement will expressly provide that it is not a guarantee by GE Capital of the Variable Rate Bonds or of FGIC-SPI's obligations under the Liquidity Facility. GE Capital will not have any responsibility for, or incur any liability in respect of, any act, or any failure to act, by FGIC-SPI which results in the failure of FGIC-SPI to effect the purchase for the account of FGIC-SPI of tendered Variable Rate Bonds with the funds provided pursuant to the Standby Loan Agreement.

     GE Capital is subject to the informational requirements of the 1934 Act and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at Room 1024 at the Office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 500 W. Madison, 14th Floor, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048 and copies can be obtained  by mail from the  Public Reference  Section of  the
Commission  at 450  Fifth Street, N.W.,  Washington,  D.C.   20549  at
prescribed rates.    Reports  and other information concerning GE Capital
can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 on which certain of GE Capital's securities are listed.


     The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:


                                                                        Six Months
                                                                           Ended
                       Year Ended December 31,                         June 29, 1996
     ------------------------------------------------------------      -------------

     1991          1992          1993          1994          1995
     ----          ----          ----          ----          ----

     1.34          1.44          1.62          1.63          1.51          1.52


For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

EXPERTS


     The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference herein, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                                  APPENDIX A



                       TENDER TIMELINE

                TENDERS FOR VARIABLE RATE BONDS

                        PURCHASE DATE
                    (New York City time)


---------------------------------------------------------------------------
|                       |                        |                        |
|                       |                        |                        |
|                       |                        |                        |
|                       |                        |                        |
|                       |                        |                        |
----------        ---------------         ---------------        ----------
11:30 a.m.        11:45 a.m.              2:15 p.m.              2:30 p.m.
   (1)               (2)                     (3)                    (4)

1. Paying Agent shall give immediate telephonic notice, in any event not later than 11:30 a.m. on the Purchase Date, to FGIC-SPI specifying the aggregate principal amount of Variable Rate Bonds to be purchased by FGIC-SPI on such Purchase Date.

2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

3. No later than 2:15 p.m. on each Optional Tender Date, GE Capital will make available the amount of borrowing requested.

4. FGIC-SPI purchases Variable Rate Bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the Purchase Date.


                             $1,000,000,000

                        PRINCIPAL AMOUNT PLUS INTEREST

                        LIQUIDITY FACILITY OBLIGATIONS

                                      OF

                        FGIC SECURITIES PURCHASE, INC.

     FGIC Securities Purchase, Inc. ("FGIC-SPI" or the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

     Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), the Obligations will be issued from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal authorities or other issuers. The specific terms of the Obligations and the Securities to which they relate will be set forth in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-
          TIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
             COMMISSION OR ANY STATE SECURITIES COMMISSION
             PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.




---------------------
The date of this Prospectus is October 23, 1996.

     The information contained in this Prospectus has been obtained from FGIC Securities Purchase, Inc. This Prospectus is submitted in connection with the future sale of securities as referred to herein, and may not be reproduced or used, in whole or in part, for any other purposes.

     No dealer, salesman or any other person has been authorized by FGIC-SPI to give any information or to make any representation, other than as contained in this Prospectus or a Prospectus Supplement, in connection with the offering described herein, and if given or made, such other information or representation must not be relied upon as having been authorized by any of the foregoing. This Prospectus does not constitute an offer of any securities other than those described herein or a solicitation of an offer to buy in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale.


                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at Room 1024 at the Office of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 500 W. Madison, 14th Floor, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048 and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. FGIC-SPI does not intend to deliver to holders of its obligations offered hereby an annual report or other report containing financial information.

     This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of FGIC-SPI under the Liquidity Facilities to be issued from time to time by FGIC-SPI in support of the Securities. It is not anticipated that registration statements with respect to the Securities issued by municipal authorities or other issuers will be filed under the Securities Act of 1933, as amended, in reliance on an exemption therefrom.

                                      -----------


                            DOCUMENTS INCORPORATED BY REFERENCE

     There are hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 all heretofore filed with the Commission pursuant to Section 13 of the 1934 Act, to which reference is hereby made.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Obligations and the Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Corporate Communications Department, FGIC Corporation, 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                                   SUMMARY

     The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that they cannot be remarketed, FGIC-SPI will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

     The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified Linked Rate minus the fee charged by FGIC-SPI for the Liquidity Facility. The owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, FGIC-SPI is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

     If an owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, he may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which such holder desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the owner of such combined securities so elects, he may "de-link" his VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs owner may also elect to permanently link his INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

     Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and FGIC-SPI will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

     The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, FGIC-SPI will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to FGIC-SPI as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between FGIC-SPI and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, FGIC-SPI will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of FGIC-SPI under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of FGIC-SPI under the standby purchase agreement or similar contractual agreement, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

     The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.


                                    THE COMPANY

     FGIC-SPI  was  incorporated in  1990  in the  State  of  Delaware.   All
outstanding capital stock of FGIC-SPI is owned by FGIC Holdings, Inc., a Delaware corporation.

     Unless otherwise specified in a Prospectus Supplement, the business of FGIC-SPI consists and will consist of providing liquidity for certain adjustable and floating rate Securities issued by municipal authorities or other issuers through "liquidity facilities". The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, FGIC-SPI will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, FGIC-SPI will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to FGIC-SPI to purchase Securities as required.

     FGIC-SPI's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.


                           THE LIQUIDITY FACILITIES

     The Obligations will  rank equally with all other  general unsecured and
unsubordinated obligations  of  FGIC-SPI.   The  Obligations are  not  issued
pursuant to an indenture.

     Registered owners of the Securities will be entitled to the benefits and subject to the terms of the applicable Liquidity Facility as specified in the Prospectus Supplement. Pursuant to the Liquidity Facilities, FGIC-SPI will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such Liquidity Facility relates. The obligation of FGIC-SPI under each Liquidity Facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.


                             THE STANDBY LOAN AGREEMENT

     In order to obtain funds to fulfill its obligations under the Liquidity Facilities, FGIC-SPI will enter into one or more Standby Loan Agreements with one or more Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds to FGIC-SPI as needed to purchase the Securities to which the applicable Liquidity Facility relates. Each Standby Loan Agreement will have the terms set forth in the applicable Prospectus Supplement. It is anticipated that each loan under a Standby Loan Agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities, premium, if any, and accrued interest thereon for a specified period. The proceeds of each loan shall be used only for the purpose of paying the purchase price for tendered Securities. It is not anticipated that a Standby Lender will guarantee the Securities to which its Standby Loan Agreement relates or FGIC-SPI's obligation under any Standby Purchase Agreement. Standby Lenders will be identified in the appropriate Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular. In the event that Kidder, Peabody & Co., Incorporated, an affiliate to FGIC-SPI and FGIC Corporation, participates in the distribution of the Obligations and related Securities, such distribution will conform to the requirements set forth in the applicable sections of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc.

                                   LEGAL MATTERS

     The legality of the Obligations has been passed upon for FGIC-SPI by Brown & Wood, One World Trade Center, New York, New York 10048.

                                      EXPERTS

     The financial statements of FGIC Securities Purchase, Inc. at December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 appearing in FGIC Securities Purchase, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995 incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


--------------------------------------     ----------------------------------

    No dealer, salesman or any other
individual has been authorized to
give any information or to make any
representations other than those
contained in this Prospectus in
connection with the offer made by
this Prospectus, and, if given or
made, such information or                          $53,300,000
representations must not be relied
upon as having been authorized by                 principal amount
FGIC-SPI.  This Prospectus does not          plus interest and premium,
constitute an offer or solicitation                    if any
by anyone in any jurisdiction in
which an offer or solicitation is
not authorized or in which the
person making such offer or                LIQUIDITY FACILITY OBLIGATIONS
solicitation is not qualified to do
so or to anyone to whom it is
unlawful to make such offer or
solicitation.

                                                       issued by

              --------------

                                                    FGIC Securities
           TABLE OF CONTENTS                         Purchase, Inc.

                                 PAGE
                                                     in support of
  PROSPECTUS SUPPLEMENT
  Documents Incorporated By
    Reference . . . . . . . . .   S-2            City of Tampa, Florida
  Introduction  . . . . . . . .   S-2        Occupational License Tax Bonds
  Description of the Variable                         Series 1996
    Rate Bonds. . . . . . . . .   S-2
  The Liquidity Facility  . . .   S-15
  The Standby Loan Agreement;
    GE Capital  . . . . . . . .   S-17
  Experts . . . . . . . . . . .   S-18               ----------------
  PROSPECTUS
  Available Information . . . . .   2            PROSPECTUS SUPPLEMENT
  Documents Incorporated By
     Reference. . . . . . . . . .   3
  Summary . . . . . . . . . . . .   4                ----------------
  The Company . . . . . . . . . .   5
  The Liquidity Facilities  . . .   5               October  23, 1996
  The Standby Loan Agreement  . .   6
  Plan of Distribution  . . . . .   6
  Legal Matters . . . . . . . . .   6
  Experts . . . . . . . . . . . .   6


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